Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 No. 333-11998, 333-107242, 333-129762, 333-157585, 333-161207, 333-163445, 333-163446, 333-176968 and 333-182045) of PartnerRe Ltd. and subsidiaries, and

(2)	Registration Statement No. 333-203234 on Form S-3 of PartnerRe Ltd. and subsidiaries;

of our reports dated April 5, 2017, with respect to the consolidated financial statements and schedules of PartnerRe Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of PartnerRe Ltd. and subsidiaries, included in this Annual Report (Form 20-F) of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2016.

/S/ Ernst & Young Ltd.
Ernst & Young Ltd.
Hamilton, Bermuda
April 5, 2017